EXHIBIT 99.1

                 TEXACO TO ADOPT REQUIRED ACCOUNTING CHANGE
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                          IN FOURTH QUARTER OF 1995
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                    SFAS  121  Results In Asset Impairment
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FOR RELEASE:  FRIDAY, DECEMBER 8, 1995.
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      WHITE  PLAINS,  N.Y.,  Dec. 8  -  Texaco Inc. announced today that it will adopt Statement of Financial Accounting Standards (SFAS) 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" during the fourth quarter of this year. This new standard must be adopted by all companies no later than 1996. For Texaco, application of this standard will result in a non-cash after-tax charge of approximately $640 million against fourth quarter 1995 earnings.
      SFAS 121 requires that assets held for use be tested for impairment on bases such as by individual producing fields -- a narrower basis than past practice. If the undiscounted future cash flows are less than the net book value, the asset is defined as impaired.
      Approximately 75 percent of the fourth quarter charge being taken by Texaco reflects the write-down of certain producing properties in the United States. An example is the producing field impairment at the offshore California Harvest Platform and related facilities where a history of unanticipated permit modifications and delays and other environmental requirements significantly reduced the value of the assets. The remaining 25 percent of the charge to earnings primarily relates to the write-down of certain non-core assets, which are slated for disposition under Texaco's plan for growth.
      Also, in accordance with SFAS 121, operating results for the first three quarters of 1995 will be restated to comply with the provisions of this standard regarding assets "to be disposed of." Write-downs of non-core producing properties, being held for sale at January 1, 1995, will be reclassified on the income statement as a cumulative effect of an accounting change. These write-downs had previously been offset against overall gains from U.S. producing property sales, which were reported in Texaco's operating earnings for the first quarter of 1995.


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CONTACTS:   David J. Dickson     914-253-4128
            Yorick P. Fonseca    914-253-7034